Exhibit 99.1

American Petro-Hunter's Rooney Project Tests at Over 200 Barrels of Oil per Day With Estimated 500,000 Barrel Potential

SCOTTSDALE, AZ—American Petro-Hunter, Inc. (OTCBB: AAPH) ("American Petro-Hunter" or the "Company") is pleased to announce the preliminary findings from the initial drill stem tests at the #24-1 Double H Oil Well on the Rooney Project, Kansas.

A 12 foot pay zone was encountered that produced excellent quality 44 degree oil in the tubing up to the surface from 5,400 feet of depth with fluid test results returning 99% oil cut. The strong down-hole reservoir pressure combined with the initial data results have allowed engineers to calculate that the well should be capable of producing in excess of 200 barrels per day. After a review of the 3D seismic data in conjunction with the electronic logs, the potential barrels of oil associated to the #24-1 Double H well and oil pool is currently estimated at 500,000 barrels.

The work over and completion rig has been scheduled to further test the well and prepare it for commercial production. The completion process should be accomplished by December 20th with the perforation of the casing and swabbing of the well. The Company anticipates having the #24-1 Double H well in production by January 1st 2010 at an Initial Production Rate (I.P.R.) of 200 Barrels Per Day.

The Company will announce the results of any additional tests as soon as they become available from the operator. The completion data will provide further information as to what the Initial Production Rates (I.P.R.) will be. The well could prove capable of exceeding the original estimates but the Company and partners may opt to produce the well at rates more amenable to the reservoir in order to maintain pressures and integrity.

Ultimately, daily production rates will be fully established once the well is put "on pump" and the actual barrels of oil produced to the tanks are measured. The first 90 days of production for a new well is critical to determine what the rates may level off to and what rates are best to maintain reservoir integrity. The construction of site facilities including storage tanks and pump-jack have been purchased and are awaiting delivery to the lease shortly after December 20th.

In related news, offset drilling locations are now being engineered and selected on the Rooney lease and the engineering team will be proposing the full development plan shortly.

Please visit www.americanpetrohunter.com to view background information on the project as well as recently posted photos of drilling operations in Kansas.

About the Rooney Project:

The Rooney Project is located in southwestern Ford County, Kansas 20 miles due south of Dodge City and totals 5,120 acres adjacent to the north edge of existing Morrow Sand oil and gas production. Based on a previously conducted 3D seismic shoot, the Company and partners have developed a minimum of 5 target locations to drill that could enable the Company to add 5 additional wells to its portfolio by the end of the third quarter of 2010. The operator of the project is S&W Oil & Gas, LLC of Wichita, Kansas.

About American Petro-Hunter, Inc. (OTCBB: AAPH)

American Petro-Hunter is a goal-oriented exploration and production (E&P) company aiming to become an intermediate level oil and gas producer within 12 months. The company is in production at the Poston Project in Trego County, Kansas and plans to have the Rooney project in production shortly. With the achievable target of becoming a 1000 BOE producer as our goal, American Petro-Hunter is actively on the "hunt" for domestic petroleum assets. Visit us at: www.americanpetrohunter.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the most recent fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD
American Petro-Hunter, Inc.
Robert McIntosh
President & C.E.O.